Free Writing Prospectus
Filed Pursuant to Rule 433
Dated May 24, 2006
Registration File No. 333-141696

** SMHL 2007-1 Aussie RMBS: **Priced/CS B&D USD tranche**
Class	Initial size(m)	Rating (S/M/F)	WAL	Bench	Level	DollarPX
A1	USD 1,200	AAA/Aaa/AAA	2.86	3M Libor	+6bps	100-00
A2	EUR 500	AAA/Aaa/AAA	2.86	3M Euribor	+8bps	100-00
A3	AUD 853	AAA/Aaa/AAA	2.79	1M BBSW	+14bps	100-00
B	AUD 64	AA/Aa2/AA	5.77	3M BBSW	+19bps	100-00
Collateral: Prime Aussie Mortgages. 100% LMI. No low doc.
Synd: Class A1 & A2: Jnt Lead: CS/DB, Co: Macquarie Bank Sec Ltd
Class A3: Jnt Lead: ANZ/DB, Co: CS
Class B: Jnt Lead: ANZ/DB
Settlement: June 5, 2007
Billing & Delivering : Class A1: CS
Class A2: DB Class A3 & B: ANZ

Disclaimer:
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, Credit Suisse will arrange to send you the prospectus if you request it by calling toll free 1-800-221-1037.